
                                  NSAR ITEM 77O

                        VK Select Sector Municipal Trust
                               10f-3 Transactions


  Underwriting #        Underwriting         Purchased From         Amount of shares      % of Underwriting      Date of Purchase
                                                                       Purchased

         1             Chicago Midway          JP Morgan               3,000,000              0.750%              08/20/98
